UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 22, 2018

CarGurus, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38233	04-3843478
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2 Canal Park, 4th Floor

Cambridge, Massachusetts 02141

(Address of principal executive offices)

(zip code)

Registrant’s telephone number, including area code: 617-354-0068

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 22, 2018, CarGurus, Inc. (the “Company”) was informed by David Parker, a director and member of the Audit Committee of the Board of Directors of the Company (the “Board”), that he would resign his positions on the Board and Audit Committee effective immediately. The resignation was not as a result of any disagreement with the Company regarding its operations, policies or practices. In recognition of Mr. Parker’s outstanding service to the Company, the Board has approved a partial acceleration of vesting for Mr. Parker’s award of 2,080 restricted stock units (“RSUs”) granted on October 25, 2017, such that 1,040 of such RSUs became fully vested on the date of Mr. Parker’s resignation.

On March 22, 2018, the Board appointed Greg Schwartz to fill the vacancy created by David Parker’s resignation. Mr. Schwartz will serve as a Class I director of the Board. The terms of Class I directors expire at the Company’s Annual Meeting of Stockholders for the year 2018. Mr. Schwartz was also appointed to serve as a member of the Audit Committee. The Board has determined that Mr. Schwartz is an independent director in accordance with applicable rules of the Securities and Exchange Commission and the Nasdaq Global Select Stock Market.

Greg Schwartz has served as Zillow Group’s Chief Business Officer since August 2015. Prior to that time, Mr. Schwartz served as Chief Revenue Officer from September 2010 to August 2015 and as Vice President of Sales from March 2007 to September 2010. Prior to joining Zillow, Mr. Schwartz was Vice President of Advertising Sales at CNNMoney.com, a financial media company, from July 2005 to March 2007. From August 2001 to July 2005, Mr. Schwartz served as National Accounts Director for the Automotive and Finance Properties of Yahoo!, Inc., an online search company. Mr. Schwartz held various positions at DoubleClick, Inc., an online advertising company, from 1998 to 2000, including Director of Business Development. Mr. Schwartz holds a B.A. in Government from Hamilton College.

In connection with Mr. Schwartz’s appointment to and service on the Board and consistent with the compensation arrangements for non-employee directors, Mr. Schwartz will receive an annual cash retainer of $35,000, for his service on the Board and will receive $9,000 for his service on the Audit Committee. Such amounts will be paid on or promptly after the 2018 Annual Meeting of Stockholders and will be prorated based on his expected service during the fiscal year. In addition, Mr. Schwartz was granted 4,219 RSUs, subject to the Company’s Omnibus Equity Incentive Plan (the “Plan”), and subject to a service-based vesting requirement, vesting in full on the first anniversary of such grant. In addition, such grant will vest in full upon a change of control of the Company, provided that Mr. Schwartz continues to provide services to the Company until the effective date of such change of control.

The form of Restricted Stock Unit Agreement to be used to evidence such award, and future awards of RSUs to non-employee directors of the Company under the Plan, is included as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Since the beginning of the Company’s last fiscal year through the present, there have been no transactions with the Company and there are currently no proposed transactions with the Company, in which the amount involved exceeds $120,000 and in which Mr. Schwartz had or will have a direct or indirect material interest within the meaning of Item 404(a) of Regulation S-K. No arrangement or understanding exists between Mr. Schwartz and any other person pursuant to which Mr. Schwartz was selected as a director of the Company.

In addition, Mr. Schwartz and the Company will enter into the Company’s standard indemnification agreement, a form of which has been previously filed.

Item 8.01	Other Events.

On March 26, 2018, the Company issued a press release announcing Mr. Schwartz’s appointment to the Board, which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Form of Non-Employee Director Restricted Stock Unit Agreement.

99.1	CarGurus, Inc. Press Release issued on March 26, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CarGurus, Inc.
(Registrant)

Date:	March 26, 2018
/s/ Kathleen Patton
		Name:	Kathleen Patton
		Title:	Senior Vice President, General Counsel and Secretary